CARTER LEDYARD & MILBURN LLP
                                Counselors at Law

                                  2 Wall Street
                             New York, NY 10005-2072       701 8th Street, N.W.,
                                                                 Suite 410
                                                       Washington, DC 20001-3893
    Steven J. Glusband                 o                       (202) 898-1515
          Partner                                                     o
             o                Tel (212) 732-3200          570 Lexington Avenue
 Direct Dial: 212-238-8605    Fax (212) 732-3232         New York, NY 10022-6856
 E-mail: glusband@clm.com                                    (212) 371-2720


                                            June 28, 2007

VIA EDGAR
---------

Mr. Jim B. Rosenberg
Senior Assistant Chief Accountant
Division of Corporation Finance
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

                      Re:   Prana Biotechnology Limited
                            Form 20-F for Fiscal Year Ended June 30, 2006
                            Form 20-F/A for the Fiscal Year Ended June 30, 2006 File No. 0-49843
                            ----------------

Dear Mr. Rosenberg:

         In furtherance of my telephone conversation with Mr. Mark Brunhofer of the Staff, I am able to confirm that our client, Prana Biotechnology Ltd. (the "Company"), will respond by July 21, 2007 to the Staff's comments contained in a letter addressed to Mr. Geoffrey P. Kempler, Chief Executive Officer of the Company, dated June 21, 2007.

         Thank you again for your cooperation.

                                            Very truly yours,

                                            /s/ Steven J. Glusband
                                            Steven J. Glusband

SJG:tco